Exhibit (d)(3)

Rollover Commitment

Trevor Baldwin
Chief Executive Officer, The Baldwin Insurance Group, Inc.
4211 W. Boy Scout Blvd., Suite 800
Tampa, Florida 33607

September [__], 2026

Trevor:

Based on our discussions, the undersigned understands that entities affiliated with Sequence AI Holdings, Inc. and DFO Management, LLC may acquire The Baldwin Insurance Group, Inc., a Delaware corporation (the “Company”) for $32.50 per share of Class A Common Stock/OpCo Unit pursuant to an agreement and plan of merger (the “Merger Agreement”). As part of the acquisition, the undersigned is being offered the opportunity to continue all or part of its or their investment in the Company rather than have it cashed out. This continued investment is referred to as the “Rollover.”

1.           Equity Ownership. The undersigned represents and warrants that, as of the date of this letter agreement, it or they are the only person or entity that both owns and is listed as the registered holder of the shares of Common Stock and the OpCo Units identified on Exhibit A.  The undersigned further represents and warrants that it or they will be able to contribute or retain the securities listed on Exhibit A to effect the Rollover without the consent or permission of any other person or entity (i.e., none of the securities are subject to any lien, pledge, security interest, claim, option or other encumbrance, except for the general restrictions imposed by applicable securities laws or the Company’s or OpCo’s governing documents or customary liens pursuant to the terms of any custody or similar agreement applicable to shares of Common Stock held in brokerage accounts).

2.          Accredited and Sophisticated Investor.  The undersigned represents and warrants that:  (A )(i)  they have a net worth individually or joint net worth with their spouse, that exceeds $1 million (excluding the value of my primary residence); or (ii) they had income exceeding $200,000 in each of the two most recent years, or joint income with a spouse or spousal equivalent exceeding $300,000 in each of those years, and reasonably expects to reach such income level in the current year or (B) it was not formed for the purpose of this letter agreement and has total net assets in excess of $5,000,000, as applicable.  The undersigned further represents and warrants that they or it can bear the economic risk of an investment resulting from the Rollover for an indefinite period of time.  The undersigned also represents and warrants that they or it have such knowledge and experience in financial and business matters that they or it are capable of evaluating the merits and risks of an investment resulting from the Rollover and of making an informed investment decision with respect thereto. The undersigned has independently evaluated the merits and risks of its investment resulting from the Rollover and have obtained such financial, legal, tax and other advice as the undersigned has deemed necessary or appropriate

3.          Access to Information.  The undersigned has been given the opportunity to ask questions of, and receive answers from, you and the Company’s other representatives concerning (i) the terms and conditions of the Rollover and the other transactions contemplated in connection with the Rollover and (ii) the financial condition, operation and prospects of the Company and its subsidiaries after giving effect to the acquisition.

4.           Rollover Agreement.  The undersigned unconditionally and irrevocably commits and agrees, upon the request of the Company, to effect the Rollover by contributing or retaining at least the number of shares of Common Stock and/or OpCo Units set forth on Exhibit A, it being understood and agreed that the amount of such Rollover may be lower, as determined by the Company in its sole discretion, but will not be higher without the undersigned’s prior written consent.  The closing of the Rollover contemplated hereby shall take place immediately prior to the effective time of the transactions contemplated by the Merger Agreement, effective as of and contingent upon the closing of such transactions (the “Closing”). The undersigned agrees to execute and deliver, or cause to be executed or delivered, any additional documents that are reasonably necessary to effect the Rollover.

5.           No Merger Consideration.  By entering into this letter agreement, the undersigned acknowledges that the securities listed on Exhibit A that are subject to the Rollover will not receive any cash in connection with the Closing.

6.           Lock-Up.  Prior to the Closing, the undersigned will not, directly or indirectly (including by transfer of a parent or other entity), transfer or otherwise dispose of the securities listed on Exhibit A that are subject to the Rollover.

7.          Governing Law; Specific Performance; Waiver of Jury Trial.  This letter agreement, and all claims or causes of action arising hereunder, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provisions. The undersigned acknowledges and agrees that the Company would be irreparably damaged if any provision of this letter agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Company shall be entitled to seek an injunction, specific performance, or other equitable relief to prevent breaches of this letter agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, without proof of actual damages and without the requirement of posting any bond or other security. This right is in addition to any other remedy to which such person may be entitled at law or in equity. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

8.         Confidentiality. The undersigned agrees to keep the terms and existence of this letter agreement strictly confidential and will not disclose them to any third party without the Company’s prior written consent.  The Company shall keep the terms and existence of this letter agreement strictly confidential and will not disclose them to any third party except as reasonably necessary in connection with the execution of the Merger Agreement and consummation of the transactions set forth therein. Notwithstanding anything to the contrary set forth herein, the Company hereby acknowledges and agrees the undersigned may disclose the terms and existence of this letter agreement to the extent reasonably appropriate in connection with any legal process between the undersigned and the Company or its affiliates or otherwise to the undersigned’s legal, tax or financial advisors on a confidential basis and to the extent necessary for the purposes of advising the undersigned.

9.          Non-Assignment. This letter agreement and the rights and obligations hereunder may not be assigned or directly or indirectly (including by transfer of a parent or other entity) transferred by either party hereto without the prior written consent of the other party. Any attempted assignment without such consent shall be null and void.

10.         Severability. If any provision of this letter agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect and shall be construed to best effectuate the original intent of the parties.

11.         Effectiveness. This agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by the parties hereto. If the Merger Agreement is terminated in accordance with its terms or the Closing does not occur for any reason, this agreement shall terminate and be null and void ab initio.

12.       Counterparts; Electronic Signatures. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by facsimile, email, or other electronic transmission shall be equally effective as delivery of a manually executed counterpart.

[Signature Page Follows]

Very truly yours,

If an individual:

[ROLLOVER PARTICIPANT NAME]

If an entity:

[ROLLOVER PARTICIPANT ENTITY NAME]

By:
Name:
Title:

Acknowledged and Agreed:
The Baldwin Insurance Group, Inc.

By:
Name: Trevor Baldwin
Title: Chief Executive Officer

[Signature Page to Rollover Commitment Letter]

Exhibit A

Shares of Class A Common Stock	OpCo Units

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